Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2010, relating to Management’s Assertions on Compliance with Regulation AB Criteria, for Discover Bank, Discover Financial Services LLC, and Discover Products Inc., appearing as Exhibits 34.1, 34.2, and 34.3 in the Annual Reports on Form 10-K of Discover Card Master Trust I and Discover Card Execution Note Trust for the year ended November 30, 2009 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
June 8, 2010